Exhibit 10.6

MidWestOne Financial Group, Inc.
Executive Performance Incentive Plan
Summary

The compensation committee of the board of directors of the Company adopted an “Executive Performance Incentive Plan,” the (“Plan”) at a meeting on February 28, 2007. The Plan was designed to provide annual incentives for executive officers of the Company tied to the achievement of objectives established at the beginning of each year. It replaces the current “profit-sharing” approach where annual incentives are a percentage of Company earnings. The Plan will apply to “executive officers” of the Company, which are currently the president and the executive vice president of the Company and the president of the subsidiary bank. The objectives of the plan include broadening the range of key areas of focus, reinforcing the importance of non-financial objectives and the annual planning process, and increased upside reward opportunities with commensurate additional downside risk.

As part of the Plan, each executive officer will have a performance “scorecard” established by the compensation committee, which will include areas of focus divided between financial and non-financial objectives with multiple sub-objectives in each area. Performance levels will be established including a minimum “threshold” at which point bonuses will begin to be earned and a “stretch” point at which maximum bonuses may be earned. A minimum performance level that must be met for any bonuses to be paid was established in relation to budgeted earnings per share.

Overall performance of each executive officer will be determined by the committee in one composite rating based on a combined quantitative and qualitative assessment of the individual executive officer’s performance during the year versus the scorecard. Threshold bonuses will equal 10 percent of salary of each executive officer. Performance greater than threshold will result in bonuses ranging from 10 percent to a maximum of 40 percent of salary, as determined through straight-line interpolation.